EXHIBIT 5.1
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                 OPINION OF THE LAW OFFICE OF REED & REED, P.C.

                       The Law Office of Reed & Reed, P.C.
                          4450 Arapahoe Ave., Suite 100
                             Boulder, Colorado 80303

                                November 1, 2004

The Board of Directors
P--CE Computers, Inc.
1066 West Hastings St., Suite 2300
Vancouver, BC
Canada  V6E 3X2

       Re:    Registration  Statement on Form SB-2 as filed on or about Nov. 1,
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              2004
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Gentlemen:

     We have acted as your United States counsel in connection with the registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the sale by certain selling shareholders of P--CE Computers, Inc., a Nevada corporation (the "Company"), of an aggregate of 5,630,636 shares of the Company's common stock (the "Common Stock").

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Registration Statement on Form SB-2, relating to the Shares, filed with the Securities and Exchange Commission) the "Commission") under the Securities Act on or about November 1, 2004 (together with all exhibits thereto, the "Registration Statement"), (ii) the Articles of Incorporation of the Company in effect as of the date hereof, (iii) the Bylaws of the Company in effect as of the date hereof, (iv) resolutions of the Board of Directors of the Company relating to the issuance and sale of the Shares, and (v) copies of the certificates representing the Shares. We have also examined such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below.

     In rendering this opinion, we have relied upon our review of documentation representing the transactions involving the issuance of the shares and certain other applicable documents pertaining to the status of the Company and its common stock that were furnished to us by the Company. We have also received oral representations made by certain officers and affiliates of the Company.




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     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

     Based upon and subject to the foregoing, we are of the opinion that the Shares to be sold by the selling shareholders described in the Registration Statement, have been duly and validly authorized for issuance and are validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to form SB-2, and its incorporation by reference as an exhibit to the Registration Statement.

     This law firm expressly disclaims any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify this opinion. This opinion is expressly limited to the matters stated herein, and this law firm makes no opinion, express or implied, as to any other matters relating to the Company or the securities.


                                           Very Truly Yours,

                                           /s/ Law Office of Reed & Reed, P.C.

                                           LAW OFFICE OF REED & REED, P.C.